EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and in the section titled "Selected Historical Financial Data" in the Registration Statement Form S-4 and related the Prospectus of American Tissue Inc. for the registration of $165,000,000 12 1/2% Series B Senior Subordinated Notes due 2006 and to the inclusion of our report of April 23, 1999, with respect to the financial statements of the Crown Paper, Inc. Berlin-Gorham Pulp and Paper Mills included in the Registration Statement.


                                                               ERNST & YOUNG LLP


San Francisco, CA
September 28, 1999